News Release	Exhibit 99.1

Quidel Announces Definitive Agreement to Acquire
Alere Triage® Assets
Combination creates an expanded, less seasonal portfolio of rapid diagnostic capabilities in critical care settings

Transaction Highlights:

•	Acquiring the assets of the Triage® MeterPro cardiovascular and toxicology business, and the Triage BNP business from Alere Inc.

•	Diversifies Quidel’s overall business by seasonality, geography, while strengthening its position in the point-of-care (“POC”) market

•
Triage® MeterPro installed base of cardiovascular and toxicology instruments is complementary to Quidel’s Sofia® installed base of instruments, providing a beachhead into new, fast growing areas of POC testing

•	Accretive transactions extend Quidel’s market leadership and position it for future growth

SAN DIEGO, CALIFORNIA – July 17, 2017 – Quidel Corporation (NASDAQ: QDEL) (“Quidel”), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today that it has entered into definitive agreements to acquire the Triage® MeterPro cardiovascular (CV) and toxicology assets (“Triage business”) and the B-type Naturietic Peptide (BNP) assay business run on Beckman Coulter analyzers (“BNP business”) from Alere Inc. These products are being divested in order to obtain antitrust approvals required for Abbott’s pending acquisition of Alere. The sale transactions are subject to the completion of Abbott’s acquisition of Alere, as well as antitrust approvals and other customary closing conditions.

Quidel will distribute the Triage® MeterPro products and BNP assays through a combination of direct sales force and distributors. Triage® MeterPro revenues were $146 million in 2016, while estimated revenues for the BNP business as structured under the transaction were $51 million for the same period. Total actual and estimated revenues for the acquired businesses in 2016 were $197 million. The transactions will be funded through a combination of cash on hand and committed financing. Quidel expects the transactions to close by September 30, 2017.

“We’ve been looking at acquisition opportunities in high-growth segments of the POC diagnostics market, such as cardiovascular, for several years, and believe that this strategic acquisition extends Quidel’s market leadership, adding an extensive cardiovascular and toxicology POC offering to our innovative medical diagnostics portfolio. The Triage acquisition significantly stabilizes our quarterly revenue profile and enhances our geographic and product diversity, with substantial expansion opportunities in new markets. Further, while the installed base of Triage® MeterPro instruments in the US nicely complements the installed base of our Sofia and Solana platforms in the hospital segment, there will be new call points that our US commercial organization can leverage as well.  And internationally, the Triage® MeterPro system gives us access to the rapidly evolving cardiac biomarker segment, one of the faster growing segments in the IVD market,” stated Douglas Bryant, president and chief executive officer of Quidel

Corporation. “We believe there are substantial benefits to be realized as we bring these strong organizations together, further establishing Quidel’s platform for growth and shareholder value creation opportunities.”
Summary Terms of Agreement and Financing

Quidel will acquire the Triage business, including real estate for the San Diego Triage facilities, and the BNP business for a total consideration of $400 million plus $40 million in contingent consideration.

To support the acquisitions, the transactions are to be financed with cash plus committed financing from Bank of America Merrill Lynch and J.P. Morgan Chase Bank.

The transaction is subject to customary and other terms and conditions set forth in the acquisition agreement, which Quidel will file shortly with the SEC on Form 8-K.

Advisors

Perella Weinberg Partners LP acted as exclusive financial advisor to Quidel in this transaction. Gibson, Dunn & Crutcher LLP acted as legal advisor.

Conference Call

Quidel will host a conference call beginning at 7:30 AM EDT / 4:30 AM PDT on July 17, 2017. The conference call may be accessed by dialing (877) 930-5791 from the U.S. or (253) 336-7286 if dialing internationally, and using the required pass code 5641-3525. The live conference call can also be accessed by logging into the company’s investor relations website at http://ir.quidel.com/. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on Quidel’s website and referred to during the conference call. A replay of the webcast will be available on the company’s website immediately following the conclusion of the call by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 5641-3525.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.

These risks and uncertainties include: the ability to successfully consummate the transactions contemplated by the Triage Purchase Agreement and the BNP Purchase Agreement on a timely basis, if at all, including receipt of required regulatory approvals; the satisfaction of the closing conditions of the transactions (including consummation of the Abbott/Seller merger); the conditions of the credit markets and the Company’s ability to fund the transactions on acceptable terms; the risk that disruptions will occur from the transactions that will harm the Company’s business, the Triage Business or the BNP Business; if the transactions are consummated, the Company’s ability to retain the distributors, suppliers, customers and employees of the Triage Business and the BNP Business; and the Company’s ability to successfully integrate the acquired businesses into the Company’s operations, and the ability to achieve the expected synergies. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. The Company is subject to additional risks and uncertainties described in the Company’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis and expectations only as of the date of this Form 8-K. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

Contacts:

Randy Steward
Chief Financial Officer
(858) 552-7931

or

Ruben Argueta
(858) 646-8023
rargueta@quidel.com